CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Counsel and Independent Auditors” and to the use of our report dated June 8, 2004, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-7496 and 811-4764) of Dreyfus Premier Municipal Bond Fund.

/s/ ERNST & YOUNG LLP

New York, New York
August 18, 2004